Exhibit 4.6
FORM OF
ESCROW AGREEMENT

This ESCROW AGREEMENT (the “Escrow Agreement”) is dated as of this ___th day of _____ 2010, by and among ____________ (the “Investor”), ____________ (the “Company”), ___________, an affiliate of the Company (the “Affiliate” and together with the Company and the Investor, the “Parties”), and ____________ (the “Escrow Agent”).  All capitalized terms not otherwise defined herein shall have the same meaning ascribed to them in that certain securities purchase agreement, dated of even date herewith (the “Securities Purchase Agreement”).

W I T N E S S E T H:

WHEREAS, the Company has authorized the sale and issuance of the Debenture, the Warrant, and common stock issuable upon exercise of the Warrant and full or partial satisfaction of the Debenture as provided in the Securities Purchase Agreement and the Transaction Documents;

WHEREAS, the Investor has agreed to deliver to the Company at Closing the total of: (i) $_________ in cash; and (ii) ___________ $_____________ Investor Notes; and

WHEREAS,                      as an inducement to the Investor to enter into the Securities Purchase Agreement, the Affiliate has also agreed to the pledge ___________ shares of Common Stock issued to the Affiliates with an aggregate market value of $___________, which shall have been issued _________ months or more prior to the Closing.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           Appointment.  The Parties hereby appoint the Escrow Agent as each party’s respective escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment.

2.           Escrow.  Concurrently with the closing of the Securities Purchase Agreement and in accordance with the terms and provisions of that certain pledge agreement (the “Pledge Agreement”), the Affiliate shall deliver to the Escrow Agent a total of __________ shares of Common Stock of the Company, with not less than three (3) stock powers executed in blank, medallion signature guaranteed, or in other form and substance acceptable for transfer. Pursuant to the Securities Purchase Agreement, the Investor shall deliver the Investor Notes.  The Escrow Agent shall not be under any duty or obligation to solicit the deposit of the Escrow Property to the Escrow.  The foregoing property received by the Escrow Agent, less any property released in accordance with this Escrow Agreement, is collectively referred to herein as the “Escrow Property.”

3.           Investment of Escrow Property.  During the term of this Escrow Agreement, the Escrow Agent shall not invest or liquidate the Escrow Property and any distribution of all or part of the Escrow Property shall be conducted in accordance with Section 4 below.

4.           Distribution of Escrow Property.  The Escrow Agent shall release the relevant Escrow Property upon receipt of notice from the Investor or the Company, as may be applicable of the satisfaction of the terms of the Transaction Documents. Promptly upon delivery by the Investor or Company to the Escrow Agent of notice that an Event of Default (as defined in the Investor Note or the Debenture) has occurred or that the conditions to the release of Investor  Note or Debenture, as may be relevant have been met, the Escrow Agent shall, upon three (3) business days prior written notice to all other parties, release or deliver the Escrow Property to the respective parties in accordance with the instructions set forth in such notice, unless a court of competent jurisdiction shall have enjoined or stayed such release or delivery.

5.           Termination.  Unless the Escrow Agent earlier resigns, this Escrow Agreement shall terminate, subject to the provisions of Section 8 hereof, upon final distribution of all property in the Escrow Property by the Escrow Agent.

6.           Escrow Agent.

(a)           The Escrow Agent undertakes to perform only those duties expressly set forth herein and no duties shall be implied.

(b)           The Escrow Agent shall have no liability under and no duty to inquire as to the provisions of any agreement of the Affiliate and/or the Investor other than this Escrow Agreement.

(c)           The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties.

(d)           The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any document.

(e)           The Escrow Agent shall not be liable for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the primary cause of any loss to the Affiliate.

(f)            The Escrow Agent may consult with legal counsel of its choosing as to any matter relating to this Escrow Agreement and the Escrow Agent shall not incur any liability in acting in good faith in accordance with advice from such counsel.

(g)           Anything in this Escrow Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits and/or savings), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(h)           The Escrow Agent may resign at any time by giving the Affiliate and the Investor thirty (30) calendar days’ prior written notice thereof.

 (i)            In the event Escrow Agent shall be uncertain as to its duties or rights hereunder or receive instructions, claims or demands which, in its opinion, are in conflict with any of the provisions of this Escrow Agreement, it shall be entitled to refrain from taking any action, other than keep safely the Escrow Shares, until it shall be jointly directed otherwise by the parties hereto or by a determination by a court of competent jurisdiction which order or decree is not subject to appeal.

 (j)           The Escrow Agent shall not be obligated to institute legal proceedings of any kind and shall not be required to defend any legal proceeding instituted against it or in respect to the Escrow Property.

7.           Fees.  The Company agrees to pay or reimburse the Escrow Agent upon request for all reasonable expenses, disbursements and advances, including reasonable attorneys’ fees and expenses, incurred or made by it in connection with the preparation execution, delivery, performance, modification and/or termination of this Escrow Agreement.  This Section 7 shall survive the termination of this Escrow Agreement and the resignation of the Escrow Agent.

8.           Indemnity.  The Company will indemnify and hold the Investor and their directors, officers, shareholders, partners, employees and agents (each, an “Investor Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation (collectively, “Losses”) that the Investor may suffer or incur as a result of or relating to any misrepresentation, breach or inaccuracy of any representation, warranty, covenant or agreement made by the Company in any of the Transaction Documents.

9.           Taxes.  It is understood that the Escrow Agent shall be responsible for income reporting only with respect to income earned on the Escrow Property and will not be responsible for any other reporting.

10.         Notices.  Any communication, notice or document required or permitted to be given under this Escrow Agreement shall be given in writing and shall be deemed received (i) when personally delivered to the relevant party at such party’s address as set forth below, (ii) if sent by mail (which must be certified or registered mail, postage prepaid) or overnight courier, when received or rejected by the relevant party at such party’s address indicated below, or (iii) if sent by facsimile, when confirmation of delivery is received by the sending party:

If to the Affiliate or the Company:

With a copy to (which shall not constitute notice):

If to the Investor:

With a copy (which shall not constitute a notice) to:

If to the Escrow Agent:

11.         Miscellaneous

(a)           The provisions of this Escrow Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by all of the parties hereto.  This Escrow Agreement and the rights and obligations hereunder of the parties may not be assigned except with the prior written consent of the other parties hereto.

(b)           The covenants and provisions of this Escrow Agreement by or for the benefit of the Affiliates, the Investor or the Escrow Agent shall bind and inure to the benefit of their respective successors and permitted assigns hereunder.

(c)           Governing Law.  This Escrow Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without reference to the choice of law provisions thereof.

(d)           This Escrow Agreement may be executed by each of the parties hereto by facsimile signature and in any number of counterparts, each of which counterpart, when so executed and delivered, shall be deemed to be an original and all such counterparts shall together constitute one and the same agreement.

(e)           The headings contained in this Escrow Agreement are for convenience of reference only and shall have no effect on the interpretation or operation hereof.

(g)           If any term or other provision of this Escrow Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Escrow Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Escrow Agreement is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Escrow Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Escrow Agreement remain as originally contemplated to the fullest extent possible.

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IN WITNESS WHEREOF, each of the parties hereto has executed this Escrow Agreement by the authorized person named below.

INVESTOR:

By:   ________________________________________
Name:   ______________________________________
Its:        ______________________________________
Dated:   _____________________________________

THE COMPANY:

By:     _____________________________________
Name:     _____________________________________
Its:          _____________________________________
Dated:    _____________________________________

____________________________________________
Name:  ______________________________________
Dated:    _____________________________________

ESCROW AGENT

By:     _______________________________________
Name:_______________________________________
Title:  _______________________________________
Dated:_______________________________________